Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-62243, 333-38725, 333-70689, 333-125390, 333-127580, 333-157666 and 333-163894 on Form S-8, Registration Statement Nos. 33-81772, 333-44722 and 333-80427 on Form S-3 and Registration Statement No. 333-181785 on Form S-3ASR of our report dated February 27, 2013, relating to the consolidated financial statements and financial statement schedule of Post Properties Inc., and the effectiveness of Post Properties, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Post Properties, Inc. for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

February 27, 2013